EXHIBIT I
PRIVATE AND CONFIDENTIAL
April 10, 2006
Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
Attention: President
Re: Disclosure Letter in connection with that certain Stock Purchase Agreement (the “Agreement”), dated as of April 10, 2006, by and between Plug Power Inc. (the “Company”) and Smart Hydrogen Inc. (“Buyer”)
     Pursuant to Section 5.12 of the Agreement, Buyer makes the following disclosures to the Company as of the date hereof:
1.	Buyer is controlled by Clayburn and Branton, each of which owns 49.995% of the total outstanding equity and voting interests of Buyer.

2.	Clayburn is wholly-owned and controlled by Norilsk Nickel and other wholly-owned and controlled subsidiaries of Norilsk Nickel. Norilsk Nickel is controlled by Vladimir O. Potanin and Mikhail D. Prokhorov (collectively, the “Interros Principals”), each of whom owns, as of the date of this letter, 27.39% (either directly or indirectly through one or more entities beneficially wholly-owned and controlled by such Person) of the total outstanding equity and voting interests of Norilsk Nickel. As of the Closing Date, Mr. Potanin and Mr. Prokhorov will collectively own in excess to 50% of the outstanding equity and voting interests of Norilsk Nickel.

3.	Interros is controlled by Mr. Potanin and Mr. Prokhorov, each of which owns 49.9967% (either directly or indirectly through one or more entities beneficially wholly owned and controlled by such Person) of the total outstanding equity and voting interests of Interros.

4.	Branton is controlled by Mr. Potanin and Mr. Prokhorov, each of which owns 49.9967% (either directly or indirectly through one or more entities beneficially wholly owned and controlled by such Person) of the total outstanding equity and voting interests of Branton.
     Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement. This letter constitutes the “Buyer Disclosure Letter” within the meaning of the Agreement. This letter and all of the information contained herein constitutes “Information” within the meaning of the Buyer NDA. The letter is being provided to the Company in connection with the Transaction and may not be relied upon by any other Person for any other purpose whatsoever.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

SMART HYDROGEN INC.

By:	/s/ Sergey Polikarpov

Sergey Polikarpov
Director

ACKNOWLEDGED AND ACCEPTED:
PLUG POWER INC.

By:	/s/ Roger Saillant

Name:	Roger Saillant

Title:	CEO and President

Date: April 10, 2006
[Signature page to Smart Hydrogen Disclosure Letter]